SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 15, 2004

Date of Report (Date of earliest event reported)

Spescom Software Inc.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-15935	95-3634089
(Commission File Number)	(IRS Employer Identification No.)

10052 Mesa Ridge Court, Suite 100, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 625-3000

(Registrant’s telephone number, including area code)

Item 4. Changes in Registrant’s Certifying Accountant.

(a)                                  Termination of Independent Public Accountants

On April 15, 2004, Spescom Software Inc. (“the Company”) dismissed Grant Thornton LLP as the principal independent accountants engaged to audit the Company’s financial statements.  The Audit Committee of the Company’s Board of Directors approved the decision to change the independent accountants.  Grant Thornton LLP’s report on the financial statements for the two most recent fiscal years ended September 30, 2002 and September 30, 2003 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principle.

In connection with its audit for the two most recent fiscal years and through April 15, 2004, there have been no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to Grant Thornton LLP’s satisfaction would have caused Grant Thornton LLP to make reference thereto in Grant Thornton LLP’s report on the financial statements for such periods; and there were no reportable events as described in Item 304(a) (1) (v) of Regulation S-K.

The Company provided Grant Thornton LLP with a copy of the foregoing disclosures.  Attached, as Exhibit 99.1 is a copy of Grant Thornton LLP’s letter, dated April 20, 2004, stating its agreement with such statements.

(b)                                 New Independent Public Accountants

On April 15, 2004 the Company engaged Singer, Lewak, Greenbaum and Goldstein, LLP (“SLGG”) as its independent public accountants.  The Audit Committee of the Company’s Board of Directors approved the appointment of SLGG.

During the Company’s two most recent fiscal years, the Company has not consulted with SLGG regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was the subject of a disagreement, within the meaning of Item 304 (a) (1) (iv) of Regulation S-K, or a reportable event, as described in the Item 304 (a) (1) (v) of Regulation S-K.

In addition the Company has appointed Horwath Clark Whitehill as the independent accountants of the Company’s United Kingdom subsidiary, Spescom Software Ltd.  The Audit Committee of the Company’s Board of Directors and the Board of Directors of Spescom Software Limited approved the appointment of Horwath Clark Whitehill on April 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spescom Software Inc.

Date: April 21, 2004	By:	/s/ John W. Low
John W. Low
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter of Grant Thorton LLP to the Securities and Exchange Commission, dated April 20, 2004